UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 25, 2011

MAGNETEK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 25, 2011, Ryan D. Gile resigned from his position as Vice President, Corporate Controller and Chief Accounting Officer of Magnetek, Inc. (“Magnetek” or “the Company”).  The Company appointed Michael J. Stauber to the position of Vice President, Corporate Controller and Chief Accounting Officer of the Company, effective February 28, 2011.  Mr. Stauber, age 37, has been with Magnetek for the past several years serving as Operations Controller for the Company from November 2007 and prior thereto as Finance Manager of the Company’s Power Control Division from December 2004.   Prior to joining Magnetek, from August 1995 to December 2004, Mr. Stauber was with Rockwell Automation in a variety of financial roles of increasing responsibility. Mr. Stauber holds a B.B.A. degree in Accounting from the University of Wisconsin – Madison.

In connection with Mr. Stauber’s appointment, he will earn an annualized base salary of $135,000.  Mr. Stauber’s annual bonus target will be 35% of his base salary.  The Compensation Committee of the Board of Directors granted Mr. Stauber 20,000 shares of restricted stock with a three-year cliff vesting schedule under the Company’s 2004 Stock Incentive Plan.  In addition, Mr. Stauber and the Company entered into a retention agreement, consistent with any elected or appointed vice president level officers of the Company,   which provides for the payment of severance benefits,   including payment of one year’s salary and the target bonus for the fiscal year in progress, upon a change of control of the Company within a one-year period after the change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNETEK, INC.

Date: February 28, 2011	By:	/s/ Marty J. Schwenner
Marty J. Schwenner
Vice President and Chief Financial Officer